UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

UpHealth, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UpHealth, Inc. (NYSE:UPH) needs your support. Dear UpHealth, Inc. Stockholders: The UpHealth Annual Meeting of Stockholders is taking place soon, on June 28. We need your help to ensure we have sufficient shareholder participation at our meeting. We want to hear from you and ensure your vote is counted. As a new public company, participation and feedback from our stockholders is critical to our success and we encourage you to vote today and make your views known. By now, you should have received a full set of proxy materials. We encourage you to read those materials. Enclosed is a form you can use to vote now, by Internet, phone or mail. PLEASE CAST YOUR VOTE TODAY. Thank you for your taking the time to vote. I can assure you that the Board is eager to hear from you and appreciates your time and effort in casting your ballot. Sincerely, Dr. Avi Katz Chairman of the UpHealth, Inc. Board of Directors HELP UPHEALTH BY VOTING TODAY! If you have any questions, or need assistance in voting your shares, please contact Morrow Sodali LLC at (203) 658-9400 or by email at UPH@investor.morrowsodali.com.

THE YOUR FUTURE VOTE IMPACTS VALUE OF YOUR INVESTMENT VOTE “FOR” ALL PROPOSALS To Help UpHealth Accelerate Its Growth and Transformation EVERY VOTE COUNTS! Additional Information and Where to Find It In connection with the 2022 annual meeting of stockholders and the matters noticed for the 2022 annual meeting of stockholders in the definitive proxy statement on Schedule 14A filed with the SEC on May 31, 2022 (the “Proxy Statement”), UpHealth, Inc. (the “Company”) has filed with the SEC and mailed the Proxy Statement to its stockholders. This letter does not contain all the information that should be considered in respect of the matters noticed for the 2022 annual meeting of stockholders in the Proxy Statement, and additional information is described in the Proxy Statement. The Proxy Statement and other relevant materials for the 2022 annual meeting of stockholders has been mailed to stockholders of the Company as of a record date established for voting at the 2022 annual meeting of stockholders. Stockholders may also obtain a copy of the Proxy Statement, as well as other documents filed by the Company with the SEC without charge, at the SEC’s website located at www.sec.gov. Certain Information Regarding Participants The Company and its respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from the Company’s stockholders in respect of the matters noticed for the 2022 annual meeting of stockholders in the Company’s Proxy Statement. Information regarding the Company’s directors and executive officers is available in the Proxy Statement.